Exhibit 5.1

September 5, 2014

Medovex Corp.
1735 Buford Hwy., Ste 215-113
Cumming, Georgia 30041

Re:	Medovex Corp., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1(as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Medovex Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).

The Registration Statement pertains to an underwritten initial public offering of up to 1,552,500 units (the “Units”) and 1,552,500 Series B Warrants (the “Series B Warrants”). Each Unit consists of one share of the Company’s common stock, par value $0.001 (the “Common Stock”) and one Series A Warrant, which is exercisable for one share of Common Stock.  Each Series B Warrant is exercisable for one share of Common Stock.  The Registration Statement also covers shares of Common Stock issuable from time to time upon exercise of the Series A and Series B Warrants (the “Warrant Shares”). We understand that the Units, Series B Warrants and underlying Common Stock are to be sold, as described in the Registration Statement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units and the Series B Warrants.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Units and Series B Warrants has been duly authorized, and when issued and sold in the manner described in the Registration Statement, the Series A and Series B Warrants will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; and the Common Stock underlying the Series A and Series B Warrants has been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with the terms and conditions of the Series A and Series B Warrants (including the due payment of any exercise price therefor specified in the Series A and Series B Warrants) the shares of Common Stock underlying the Series A and Series B Warrants will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of Nevada (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/S/ SICHENZIA ROSS FRIEDMAN FERENCE LLP Sichenzia Ross Friedman Ference LLP